Exhibit 10.26

CONFORMED COPY

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), is dated as of August 26, 2014 and is entered into between Endurance Services Limited (the “Company”), and Brian W. Goshen (the “Executive”).

WHEREAS, the Company and the Executive desire to enter into this Agreement in order to embody the terms of the Executive’s continued employment.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the Company and the Executive hereby agree as follows:

ARTICLE I.

Definitions

1.1 “Board” shall mean the Board of Directors of Holdings.

1.2 “Business” shall mean the brokerage, underwriting, advising or consulting of or with respect to any line of property or casualty insurance or reinsurance underwritten by Holdings or any of its subsidiaries or affiliates as an insurer or reinsurer during the Term.

1.3 "Cause" shall mean:

(a) any intentional act of fraud, embezzlement or theft by the Executive in connection with the Executive’s duties hereunder or in the course of the Executive’s employment hereunder or the Executive's admission or conviction of, or plea of nolo contendere to either, (i) a felony or (ii) a misdemeanor involving moral turpitude, fraud, embezzlement, theft or misrepresentation;

(b) any gross negligence or willful misconduct of the Executive resulting in a loss to Holdings or any of its subsidiaries or affiliates;

(c) any breach by the Executive of any one or more of the covenants contained in Section 5.2, 5.3, 5.4 or 5.5 hereof, provided the Executive has received 15 calendar days’ prior written notice of such breach in accordance with Section 7.3 of this Agreement; or

(d) any violation of any statutory or common law duty of loyalty to the Company or any of its subsidiaries or affiliates.

1.4 “Change in Control” shall mean:

(a) the acquisition by any individual, entity or group (a "Person"), including any "person" within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of beneficial ownership within the meaning of Rule 13d‑3 promulgated under the Exchange Act, of 50% or more of either (i) the then outstanding ordinary shares, par value $1.00 per share, of Holdings (the "Outstanding Ordinary Shares") or (ii) the combined voting power of the then outstanding securities of Holdings entitled to vote generally in the election of directors pursuant to the Bye-Laws of Holdings (the "Outstanding Voting Securities"); excluding, however, the following: (A) any acquisition directly from Holdings (excluding any acquisition resulting from the exercise of an exercise, conversion or exchange privilege unless the security being so exercised, converted or exchanged was acquired directly from Holdings), (B) any acquisition by Holdings, (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by Holdings or any corporation controlled by Holdings or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this definition of Change in Control; provided, further, that for purposes of clause (B), if any Person (other than Holdings or any employee benefit plan (or related trust) sponsored or maintained by Holdings or any corporation controlled by Holdings) shall become the beneficial owner of 50% or more of the Outstanding Ordinary Shares or 50% or more of the Outstanding Voting Securities by reason of an acquisition by Holdings, and such Person shall, after such acquisition by Holdings, become the beneficial owner of any additional Outstanding Ordinary Shares or any additional Outstanding Voting Securities and such beneficial ownership is publicly announced, such additional beneficial ownership shall constitute a Change in Control;

(b) individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of such Board within a 24 month period; provided, that any individual who becomes a director of Holdings subsequent to the date hereof whose election, or nomination for election by Holdings' shareholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; and provided, further, that any individual who was initially elected as a director of Holdings as a result of an actual or threatened solicitation by a Person other than the Board for the purpose of opposing a solicitation by any other Person with respect to the election or removal of directors, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall not be deemed a member of the Incumbent Board;

(c) the consummation of a reorganization, amalgamation, merger or consolidation or sale or other disposition of all or substantially all of the assets of Holdings (a "Corporate Transaction"); excluding, however, a Corporate Transaction pursuant to which (i) all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Ordinary Shares and the Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 55% of, respectively, the outstanding shares of common stock, and the combined voting power of the outstanding securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns Holdings or all or substantially all of Holdings' assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Ordinary Shares and the Outstanding Voting Securities, as the case may be, (ii) no Person (other than: Holdings; any employee benefit plan (or related trust) sponsored or maintained by Holdings or any corporation controlled by Holdings; the corporation resulting from such Corporate Transaction; and any Person which beneficially owned, immediately prior to such Corporate Transaction, directly or indirectly, 50% or more of the Outstanding Ordinary Shares or the Outstanding Voting Securities, as the case may be) will beneficially own, directly or indirectly, 50% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors and (iii) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

(d) the consummation of a plan of complete liquidation or dissolution of Holdings.

1.5 “Change in Control Period” shall mean the period commencing three months prior to the date of a Change in Control and ending on the second annual anniversary of the date of a Change in Control.

1.6 “Code” means the Internal Revenue Code of 1986, as amended.

1.7 “Confidential Information” shall mean any confidential or proprietary information, trade secrets, customer lists, drawings, designs, information regarding product development, marketing plans, sales plans, manufacturing plans, management organization information, operating policies or manuals, business plans, financial records, packaging design or other financial, commercial, business or technical information relating to Holdings or any of its divisions, subsidiaries or affiliates, or that Holdings or any of its divisions, subsidiaries or affiliates may have received belonging to suppliers, customers or others who do business with Holdings or any of its divisions, subsidiaries or affiliates.

1.8 "Date of Separation from Service" shall mean the following:

(a) if the Executive's employment is terminated for Cause, the date specified in the Notice of Separation from Service;

(b) if the Executive's employment is terminated by the Executive's death, the date of the Executive's death;

(c) if the Executive's employment is terminated for Disability, 15 calendar days after the Notice of Separation from Service is given (provided that the Executive shall not have returned to the full-time performance of the Executive's duties during such 15 calendar day period);

(d) if the Executive's employment is terminated by the Executive with Good Reason, 3 months after the Notice of Separation from Service is given (provided that the Company shall not have cured the event giving rise to the Executive’s right to separation from service for Good Reason during such 3 month period);

(e) if the Executive’s employment is terminated by the Company or the Executive by delivery of a notice of non-renewal of this Agreement pursuant to Section 3.1, such Renewal Date;

(f) if the Executive's employment is terminated by the Executive without Good Reason, immediately after the Notice of Separation from Service is given; and

(g) if the Executive’s employment is terminated by the Executive by the Company without Cause, 3 months after the Notice of Separation from Service is given.

1.9 “Disability” shall mean any condition which (i) prevents the Executive from substantially performing the Executive’s duties under this Agreement for a period of at least 120 consecutive days, or 180 non-consecutive days within any 365-day period, and (ii) causes the Executive to become eligible for benefits under the Company’s long-term disability plan.

1.10 “Good Reason” shall mean:

(a) a material diminution in (i) the Executive’s Base Salary or (ii) the Executive’s authority, duties or responsibilities;

(b) a change of more than 50 miles in the geographic location at which the Executive must perform the Executive’s services on behalf of the Company; or

(c) any other action or inaction that constitutes a material breach by the Company of this Agreement.

1.11 “Holdings” shall mean Endurance Specialty Holdings Ltd., a Bermuda company and the parent of the Company.

1.12 “Non-Competition Period” shall mean, in the event of a Separation from Service (a) by the Company for Cause, for Disability or without Cause (including non-renewal of this Agreement by the Company on a Renewal Date) or (b) by the Executive for Good Reason or without Good Reason (including non-renewal of this Agreement by the Executive on a Renewal Date), the period from the Date of Separation from Service to the six month anniversary of the Date of Separation from Service.

1.13 "Notice of Separation from Service" shall mean a notice that shall indicate the specific separation from service provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for severance of the Executive's service with the Company under the provision so indicated.

1.14 “Renewal Date” shall mean each annual anniversary of the date of this Agreement.

1.15 “Target Annual Incentive Compensation Percentage” shall mean the percentage set forth as the Target Annual Incentive Compensation Percentage in Exhibit A, subject to adjustment from time to time by the Board; provided that any such adjustment shall not cause the sum of the Target Annual Incentive Compensation Percentage plus the Target Long-Term Compensation Percentage to be lower than the sum of the Target Annual Incentive Compensation Percentage plus the Target Long-Term Compensation Percentage set forth in Exhibit A.

1.16 “Target Long-Term Incentive Compensation Percentage” shall mean the percentage set forth as the Target Long-Term Incentive Compensation Percentage in Exhibit A, subject to adjustment from time to time by the Board; provided that any such adjustment shall not cause the sum of the Target Annual Incentive Compensation Percentage plus the Target Long-Term Compensation Percentage to be lower than the sum of the Target Annual Incentive Compensation Percentage plus the Target Long-Term Compensation Percentage set forth in Exhibit A.

1.17 “Term” shall mean the term of employment of the Executive with the Company, which shall commence as of the date first written above and continue until the earlier of (a) the first anniversary of the date first written above, subject to successive one year renewals in accordance with Section 3.1 or (b) the Executive’s Date of Separation from Service.

ARTICLE II.

Employment, Duties and Responsibilities

2.1 Employment. During the Term, the Company agrees to employ the Executive and the Executive hereby agrees to be employed as a key employee of the Company upon the terms and subject to the conditions contained in this Agreement.

2.2 Duties and Responsibilities. The Executive shall have such duties and responsibilities during the Term as specified by the Chief Executive Officer of Holdings, to which the Executive shall directly report and who shall supervise the Executive’s work on a regular basis (the “Direct Supervisor”). These duties and responsibilities may be modified from time to time in a manner consistent with the Executive’s position. The Executive agrees to serve as a director and/or officer of any subsidiary of the Company at a level commensurate with the Executive’s position as may be reasonably requested by the Board or the Executive’s Direct Supervisor.

2.3 Base of Operation. The Executive’s principal base of operation for the performance of the Executive’s duties and responsibilities under this Agreement shall be the offices of the Company in Alpharetta, Georgia; provided, however, that the Executive shall perform such duties and responsibilities outside of Alpharetta, Georgia as shall from time to time be reasonably necessary to fulfill the Executive’s obligations hereunder. The Company and the Executive may at any time during the Term mutually agree to change the principal base of operation for the performance of the Executive’s duties and responsibilities. The Executive’s performance of any duties and responsibilities shall be conducted in a manner consistent with any tax operating guidelines promulgated from time to time by the Board.

ARTICLE III.

Term

3.1 Term. The employment of the Executive under this Agreement shall be for the Term. Following the initial Term, the Term shall be extended for successive one-year periods as of each Renewal Date unless, with respect to any such Renewal Date, (a) the Company gives the Executive at least three months’ prior written notice of an election not to so extend the Term or (b) the Executive gives the Company written notice of an election not to so extend the Term at any time.

ARTICLE IV.

Compensation and Expenses

4.1 Salary, Bonuses, Incentive Awards and Benefits. As compensation and consideration for the performance by the Executive of the Executive’s obligations under this Agreement, the Executive shall be entitled, during the Term, to the following:

(a) Base Salary. During the Term, the Company shall pay to the Executive a base salary at the Executive’s base salary rate as set forth in Exhibit A to this Agreement, subject to increase from time to time as determined by the Board, upon recommendation of the Direct Supervisor, or if such Direct Supervisor is not an officer of the Company, an officer of the Company (“Base Salary”). The Executive’s Base Salary shall be payable in accordance with the Company’s normal payroll procedures and shall not during the Term be reduced below the annual rate payable to the Executive on the date of this Agreement.
(b) Signing Bonus. The Company and the Executive acknowledge and agree that, as soon as practicable following the Executive’s first day of employment with the Company and in accordance with the Company’s normal payroll procedures, the Company paid to the Executive a signing bonus in the amount set forth in Exhibit A to this Agreement (the “Signing Bonus”). The Executive agrees that in the event that either (i) the Company severs the Executive’s employment with the Company for Cause or (ii) the Executive severs the Executive’s employment with the Company without Good Reason and, in either case, the Date of Separation from Service is on or prior to the second annual anniversary of the first day of the Executive’s employment with the Company, the Executive (A) agrees to reimburse the Company promptly following the Date of Separation from Service for the total amount of the Signing Bonus and (B)

authorizes the Company to reduce any payment due to the Executive under Section 6.4 up to the full amount of any unreimbursed Signing Bonus.
(c) Annual Incentive Compensation. The Executive shall be eligible each calendar year for incentive compensation payable in cash (“Annual Incentive Compensation”), the amount of which shall be determined by the Board, upon the recommendation of the Direct Supervisor. The Annual Incentive Compensation shall be based upon the performance of the Company, the Executive’s business unit and the Executive, determined in accordance with performance criteria established by the Board and the Direct Supervisor at the commencement of each calendar year. The Annual Incentive Compensation payable to the Executive upon the Company attaining the target Company, business unit and individual performance established by the Board and the Direct Supervisor at the commencement of each calendar year shall be the Target Annual Incentive Compensation Percentage of the Executive’s Base Salary as of the immediately preceding December 31st. The Annual Incentive Compensation shall be paid to the Executive at the same time as annual incentive compensation is paid to other employees of the Company in accordance with the Company’s normal payroll procedures and shall be conditioned upon the Executive’s continued employment with the Company through and including the scheduled date of payment of annual incentive compensation by the Company to its employees generally.
(d) Long-Term Incentive Awards. The Executive shall also be eligible each calendar year during the Term for incentive compensation in the form of equity and/or cash long-term incentive awards (the “Long-Term Incentive Awards”), the amount of which shall be determined by the Board, upon the recommendation of the Direct Supervisor. The Long-Term Incentive Awards shall be based upon the performance of the Company, the Executive’s business unit and the Executive, determined in accordance with performance criteria established by the Board and the Direct Supervisor at the commencement of each calendar year. The Long-Term Incentive Award deliverable to the Executive upon the Company attaining the target Company, business unit and individual performance established by the Board and the Direct Supervisor at the commencement of each calendar year shall be the Target Long-Term Incentive Compensation Percentage of the Executive’s Base Salary as of the immediately preceding December 31st. The Long-Term Incentive Awards shall be delivered to the Executive at the same time as long-term incentive awards are delivered to other senior executives of the Company in accordance with the Company’s normal procedures and shall be conditioned upon the Executive’s continued employment with the Company through and including the scheduled date of delivery of long-term incentive awards by the Company to its senior executives generally. The Long-Term Incentive Awards shall be in a form determined by the Board, consistent with long-term incentive awards to senior executives of the Company generally and, to the extent applicable, shall be issued in accordance with the terms of the equity incentive plans of the Company, as amended through the date hereof and hereafter from time to time (the “Plans”). The Executive shall enter into separate award agreements with respect to such Long-Term Incentive Awards and the Executive’s rights with respect to such Long-Term Incentive Awards shall be governed by the Plans and such award agreements.

(e) Benefits. The Executive shall be eligible to participate in such retirement savings plan, life insurance, health insurance, disability insurance and major medical insurance benefits, and in such other employee benefit plans and programs for the benefit of the employees and officers of the Company generally, as may be maintained from time to time during the Term, in each case to the extent and in the manner available to other employees of the Company, subject to the terms and provisions of such plan or program.
(f) Vacation. The Executive shall be entitled to reasonable paid vacation periods, in accordance with Company policy, to be taken in the Executive’s discretion, in a manner consistent with the Executive’s obligations to the Company under this Agreement, and subject, with respect to timing, to the reasonable approval of the Executive’s Direct Supervisor.
(g) Indemnification/Liability Insurance. The Company shall indemnify the Executive as required by the By-laws of the Company, and Holdings may maintain customary insurance policies providing for indemnification of the Executive. In addition to the foregoing, the Executive and the Company agree to enter into the Indemnification Agreement attached hereto as Exhibit B concurrent with the execution and delivery of this Agreement.

4.2 Expenses; Other Benefits. During the Term, the Company shall provide the Executive with the following expense reimbursements and perquisites:

(a) Business Expenses. The Company will reimburse the Executive for reasonable business-related expenses incurred by the Executive in connection with the performance of the Executive’s duties hereunder during the Term, subject, however, to the Company’s policies relating to business-related expenses as in effect from time to time.

(b) Other Benefits. The Company may also provide for or withdraw other benefits for the Executive as it determines from time to time during the Term, consistent with practices governing similarly situated senior executives of the Company.

4.3 Tax Withholding. The Company shall be permitted to deduct from the amounts payable to the Executive pursuant to this Agreement the amount of taxes that the Company is required to withhold pursuant to applicable laws, rules and regulations.

ARTICLE V.

Exclusivity, Etc.

5.1 Exclusivity. During the Term, the Executive shall perform faithfully and loyally and to the best of the Executive’s abilities the duties assigned to the Executive hereunder and shall devote the Executive’s full business time, attention and effort to the affairs of the Company and its subsidiaries and affiliates and shall use the Executive’s reasonable best efforts to promote the interests of the Company and its subsidiaries and affiliates. Notwithstanding the foregoing, the

Executive may engage in charitable, civic or community activities, provided that such memberships and activities do not interfere with the Executive’s duties hereunder or violate any of the Executives obligations under this Agreement.

5.2 Non-Competition; Non-Solicitation.

(a) General. The Executive acknowledges that in the course of the Executive’s employment with the Company the Executive will become familiar with trade secrets and other confidential information concerning Holdings and the Company and their divisions, subsidiaries and affiliates and that the Executive’s services will be of special, unique and extraordinary value to Holdings and the Company and their divisions, subsidiaries and affiliates.
(b) Non-Competition. The Executive agrees that during the Term and the Non-Competition Period, the Executive shall not in any manner, directly or indirectly, through any person, firm or corporation, alone or as a member of a partnership or as an officer, director, stockholder, investor, broker, advisor, employee of or consultant to any other corporation or enterprise or otherwise, engage or be engaged, or assist any other person, firm, corporation or enterprise in engaging or being engaged, in the Business in any geographic area in which Holdings or any of its divisions, subsidiaries or affiliates is then conducting the Business.
(c) Non-Solicitation. The Executive further agrees that during the Term and the Non-Competition Period, the Executive shall not (i) in any manner, directly or indirectly, induce or attempt to induce any employee of Holdings or any of its divisions, subsidiaries or affiliates to terminate or abandon his or her employment for any purpose whatsoever or (ii) in connection with the Business, call on, service, solicit or otherwise do business with any customer of Holdings or any of its divisions, subsidiaries or affiliates.
(d) Exceptions. Nothing in this Section 5.2 shall prohibit the Executive from being (i) a stockholder in a mutual fund or a diversified investment company or (ii) an owner of not more than two percent of the outstanding stock of any class of a corporation, any securities of which are publicly traded, so long as the Executive has no active participation in the business of such corporation.

5.3 Confidential Information.

(a) General. The Executive agrees that the Executive will not, at any time during or after the Term, make use of or divulge to any other person, firm or corporation any Confidential Information which the Executive may have learned in connection with the Executive’s employment hereunder.

(b) Exceptions. The Executive’s obligation under this Section 5.3 shall not apply to any information which (i) is disclosed or used during the Term by the Executive as required or appropriate in connection with the Executive’s duties as an officer of the Company or a subsidiary or affiliate thereof, (ii) is disclosed as required by a court of law, by any governmental agency having supervisory authority over the business of the

Company or any of its divisions, subsidiaries or affiliates or by any administrative or legislative body, including a committee thereof) with apparent jurisdiction to order the Executive to divulge, disclose or make accessible such information, (iii) is disclosed to the Executive’s spouse, attorney and/or the Executive’s personal tax and financial advisors as reasonably necessary or appropriate to advance the Executive’s tax, financial and other personal planning (iv) is known publicly; (v) is in the public domain or hereafter enters the public domain without the fault of the Executive; (vi) is known to the Executive prior to the Executive’s receipt of such information from the Company or any of its divisions, subsidiaries or affiliates, as evidenced by written records of the Executive or (vii) is hereafter disclosed to the Executive by a third party not under an obligation of confidence to the Company or any of its divisions, subsidiaries or affiliates.

(c) Executive Obligations. The Executive agrees that the Executive shall, immediately after the Executive gains knowledge of any required disclosure of Confidential Information pursuant to clause (ii) of subsection (b) above, give the Company written notice promptly upon obtaining knowledge of the required disclosure of Confidential Information and, in any event, prior to such required disclosure of Confidential Information, and use commercially reasonable efforts to cooperate with the Company (at the Company’s sole expense) in obtaining an adequate protective order for such Confidential Information. The Executive further agrees to properly advise any recipient of Confidential Information pursuant to clause (iii) of subsection (b) above of the obligations of the Executive hereunder, to obtain the agreement of such recipient to be bound by the terms of this Section 5.3 as if a signatory to this Agreement and to be responsible for any breach by any such recipient of the terms of this Section 5.3. The Executive further agrees not to remove from the premises of the Company, or as applicable, the premises of any of its divisions, subsidiaries or affiliates, except as an employee of the Company in pursuit of the business of the Company, its divisions, subsidiaries or affiliates, or except as specifically permitted in writing by the Board, any document or other object containing or reflecting any Confidential Information. On or before the Date of Separation from Service, the Executive shall forthwith deliver to the Company all such Confidential Information, including without limitation all lists of customers, correspondence, accounts, records and any other documents or property made or held by the Executive or under the Executive’s control in relation to the business or affairs of the Company or its subsidiaries or affiliates, and no copy of any such Confidential Information shall be retained by the Executive.

5.4 Inventions. The Executive hereby assigns to the Company the Executive’s entire right, title and interest in and to all discoveries and improvements, patentable or otherwise, trade secrets, proprietary ideas, trademarks, trade names, Internet domain names, writings, and copyrightable works that are conceived by the Executive or developed or acquired by the Executive during the Term in connection with the Executive’s employment by the Company, the Executive’s duties to the Company and the business of the Company or any of its subsidiaries or affiliates (“Developments”); provided, that the foregoing assignment shall not apply to writings and copyrightable works of a general nature about the Executive’s experience at the Company or about the insurance industry that are created by the Executive outside of the Executive’s duties and outside of normal working hours, subject in all cases to Section 5.3. The Executive agrees to disclose fully all such Developments to the Company upon its request, which disclosure shall be made in writing promptly following any such request. The Executive shall, upon the Company’s request, execute, acknowledge and deliver to the Company all instruments and do all other acts which are necessary or desirable to enable the Company or any of its subsidiaries to file and prosecute applications for, and to acquire, maintain and enforce, all patents, trademarks and copyrights in all countries.

5.5 Non-Disparagement. Each party hereto acknowledges and agrees that such party will not defame or publicly criticize the services, business, integrity, veracity or personal or professional reputation of the other party and, in the case of the Company, its officers, directors, partners, employees, affiliates or agents thereof, in either a professional or personal manner, except that the foregoing shall not limit normal competitive activities; provided that, in the case of the Executive, such competitive activities are in compliance with the Executive’s obligations under Section 5.2.

5.6 Remedies. The Executive acknowledges that the Company’s remedy at law for a breach by the Executive of the provisions of this Article V will be inadequate. Accordingly, in the event of a breach or threatened breach by the Executive of any provision of this Article V, the Company shall be entitled to injunctive relief (without posting a bond or other security) in addition to any other remedy it may have. If any of the provisions of, or covenants continued in, this Article V are hereafter construed to be invalid or unenforceable in any jurisdiction, the same shall not affect the remainder of the provisions or the enforceability thereof in any jurisdiction, which shall be given full effect, without regard to the invalidity or unenforceability in such other jurisdiction. If, at any time of enforcement of this Article V, a court or an arbitrator holds that the restrictions stated herein are unreasonable and/or unenforceable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable and/or enforceable under such circumstances shall be substituted for the stated period, scope or area and that the court or arbitrator shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law provided, however, that the determination of such court or arbitrator shall not affect the enforceability of this Article V in any other jurisdiction.. This Agreement shall not authorize a court or arbitrator to increase or broaden any of the restrictions in this Article V.

5.7 Blue Pencil. If, at any time, the provisions of this Article V shall be determined to be invalid or unenforceable under any applicable law, by reason of being vague or unreasonable as to area, duration or scope of activity, this Article V shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter. The Executive and the Company agree that this Article V as amended pursuant to the immediately preceding sentence, shall be valid and binding as though any invalid or unenforceable provision had not been included therein.

ARTICLE VI.

Separation from Service

6.1 Involuntary Separation from Service

(a) Separation from Service for Cause. The Company shall have the right to sever the Executive’s service with the Company at any time for Cause by delivery of a Notice of Separation from Service and the Date of Separation from Service shall be as specified in Section 1.8(a).

(b) Death. In the event the Executive dies during the Term, the Executive’s service with the Company shall automatically be severed and the Date of Separation from Service shall be as specified in Section 1.8(b).

(c) Disability. In the event that the Executive suffers a Disability, the Company shall have the right to sever the Executive’s service with the Company by delivery of a Notice of Separation from Service and the Date of Separation from Service shall be as specified in Section 1.8(c).

(d) Separation from Service without Cause. The Company may at any time sever the Executive’s service with the Company by delivery of a Notice of Separation from Service for any reason other than Cause or the Executive’s death or Disability and the Date of Separation from Service shall be as specified in Section 1.8(g).

(e) Non-Renewal of Employment Agreement. In the event the Company or the Executive elects not to renew this Agreement pursuant to Section 3.1 hereof on a Renewal Date, the Date of Separation from Service shall be such Renewal Date. In the event the Company elects not to renew this Agreement pursuant to Section 3.1, the notice of non-renewal of this Agreement delivered by the Company to the Executive pursuant to Section 3.1 shall constitute delivery of a Notice of Separation from Service without Cause and the Executive shall be entitled to the compensation and benefits set forth in Section 6.4(d) or 6.4(e), as applicable.

6.2 Executive Separation from Service.

(a) Separation from Service without Good Reason. The Executive may terminate the Executive’s employment at any time without Good Reason by delivery of a Notice of Separation from Service to the Company and the Date of Separation from Service shall be as specified in Section 1.8(f).

(b) Separation from Service with Good Reason. The Executive may terminate the Executive’s employment for Good Reason only (i) within the Change in Control Period and (ii) by delivery of Notice of Separation from Service to the Company within 30 calendar days of the Executive first becoming aware of the circumstances giving rise to the Executive’s right to terminate the Executive’s employment for Good Reason and the Date of Separation from Service shall be as specified in Section 1.8(g).

6.3 Notice of Separation from Service. Any purported separation of the Executive's service with the Company (other than separation from service pursuant to Section 6.1(b)) shall be communicated by written Notice of Separation from Service to the other party hereto delivered in accordance with Section 7.3 hereof.

6.4 Effect of Separation from Service.

(a) Separation from Service by Company for Cause. In the event of any severance of the Executive’s service with the Company during the Term by the Company for Cause, the Company shall pay to or provide the Executive with the following compensation and benefits:

(i) Any earned but unpaid Base Salary up to and including the Date of Separation from Service, payable in accordance with the Company’s customary payroll procedures;

(ii) Any unreimbursed business expenses incurred by the Executive in the performance of the Executive’s duties for the Company prior to the Date of Separation from Service, upon receipt by the Company of documentation in such form as customarily required by the Company to report business expenses, payable in accordance with the Company’s customary business expense reimbursement procedures;

(iii) The Executive’s Base Salary for any vacation days accrued and unused (determined in accordance with Company policy) by the Executive from the immediately preceding January 1st until the Date of Separation from Service, payable in accordance with the Company’s customary payroll procedures; and

(v) Any other benefits available to employees of the Company generally, through and including the Date of Separation from Service, payable or deliverable in accordance with the terms and conditions applicable to such benefits.

(b) Separation from Service by the Executive without Good Reason. In the event of any severance of the Executive’s service with the Company during the Term by the Executive without Good Reason, the Company shall pay to or provide the Executive with the compensation and benefits described in Section 6.4(a) and the following additional compensation and benefits:

(i) The continuation of the Executive’s Base Salary, paid in accordance with the Company’s payroll policy, from the Date of Separation from Service to the earlier of (x) the six month anniversary of the Date of Separation from

Service or (y) February 28th of the calendar year following the Date of Separation from Service;

(ii) A cash sum equal to the difference (if any) between six months of the Executive’s Base Salary and the amounts previously paid to the executive pursuant to clause (i), payable on the February 28th of the calendar year following the Date of Separation from Service; and

(iii) The continuation during the six months immediately following the Date of Separation from Service of the eligibility of the Executive, the Executive’s spouse and the Executive’s dependent children to participate in the Company's medical, dental, vision and life insurance plans in which the Executive, the Executive’s spouse and the Executive’s dependent children participated immediately preceding the Date of Separation from Service; provided, however, that participation in such medical, dental, vision and life insurance plans shall be subject to the Executive’s payment of the applicable employee portion of the monthly premium cost, if any.

(c) Separation from Service as a Result of Death or Disability. In the event of any severance of the Executive’s service with the Company during the Term as a result of the Executive’s death or Disability, the Company shall pay to or provide the Executive or the Executive’s heirs with the compensation and benefits described in Section 6.4(a) and the following additional compensation and benefits:

(i) Any earned but unpaid Annual Incentive Compensation for the last completed calendar year during the Term, which Annual Incentive Compensation shall be determined (A) in accordance with the Company’s annual incentive plan, (B) utilizing the Target Annual Incentive Compensation Percentage and performance criteria previously established by the Board and the Executive’s Direct Supervisor for such completed calendar year in accordance with Section 4.1(c) and (C) by the Board and the Executive’s Direct Supervisor (1) without the exercise by the Board or the Executive’s Direct Supervisor of any discretionary adjustment to such Annual Incentive Compensation and (2) with the Board and the Executive’s Direct Supervisor ascribing to any individual evaluation of the Executive the same result as occurs based upon the Company’s performance under its annual incentive plan, and which Annual Incentive Compensation shall be payable within 15 business days of the Date of Separation from Service; and

(ii) A cash sum equal to the Target Annual Incentive Compensation Percentage of the Executive’s Base Salary as of the Date of Separation from Service multiplied by a fraction (x) the numerator of which is the number of calendar days elapsed in the calendar year up to and including the Date of Separation from Service and (y) the denominator of which is 365, payable within 15 business days of the Date of Separation from Service.

(d) Separation from Service by the Company without Cause other than During a Change in Control Period. In the event of any severance of the Executive’s service with the Company during the Term by the Company without Cause other than during a Change in Control Period, the Company shall pay to or provide the Executive with the compensation and benefits described in Sections 6.4(a) and 6.4(c) and the following additional compensation and benefits:

(i) The continuation of the Executive’s Base Salary, paid in accordance with the Company’s payroll policy, from the Date of Separation from Service to the earlier of (x) the nine month anniversary of the Date of Separation from Service or (y) February 28th of the calendar year following the Date of Separation from Service;

(ii) A cash sum equal to the difference (if any) between nine months of the Executive’s Base Salary and the amounts previously paid to the executive pursuant to clause (i), payable on the February 28th of the calendar year following the Date of Separation from Service;

(iii) To the extent that the Executive’s Long-Term Incentive Awards do not vest as a result of the Executive’s Separation from Service under the agreements governing such Long-Term Incentive Awards or the applicable Plan, a cash sum (payable within 15 business days of the Date of Separation from Service) equal to the product of the following:

(A) 50% of the unvested Long-Term Incentive Awards as of the Date of Separation from Service (assuming all performance-based equity awards have met any applicable performance standards), multiplied by

(B) either (x) the per share closing price on the New York Stock Exchange for the Company’s ordinary shares on the Date of Separation from Service for Long-Term Incentive Awards with no exercise price or (y) the difference between (1) the per share closing price on the New York Stock Exchange for the Company’s ordinary shares on the Date of Separation from Service and (2) the applicable per share exercise price for Long-Term Incentive Awards with an exercise price; and

(iii) The continuation during the nine months immediately following the Date of Separation from Service of the eligibility of the Executive, the Executive’s spouse and the Executive’s dependent children to participate in the Company's medical, dental, vision and life insurance plans in which the Executive, the Executive’s spouse and the Executive’s dependent children participated immediately preceding the Date of Separation from Service; provided, however, that participation in such medical, dental, vision and life insurance plans shall be subject to the Executive’s payment of the applicable employee portion of the monthly premium cost, if any.

(e) Separation from Service by the Company without Cause or by the Executive with Good Reason During a Change in Control Period. In the event of any severance of the Executive’s service with the Company during the Term (x) by the Company without Cause or (y) by the Executive with Good Reason, in each case during a Change in Control Period, the Company shall pay to or provide the Executive with the compensation and benefits described in Sections 6.4(a), 6.4(c) and 6.4(d) and the following additional compensation:

(i) A cash sum equal to the average of the three most recent Annual Incentive Compensation cash payments (including any Annual Incentive Compensation awards of zero for completed years of service) made by the Company to the Executive, payable within 15 business days of the expiration of the Non-Competition Period; provided, that (A) in the event that the Date of Separation from Service occurs prior to the Executive having received three Annual Incentive Compensation awards, the cash sum shall be equal to the average of the number of Annual Incentive Compensation awards received by the Executive and (B) in the event that the Date of Separation from Service occurs prior to the Executive having received any Annual Incentive Compensation awards, the cash sum shall be equal to the Executive’s Base Salary multiplied by the Target Annual Incentive Compensation Percentage.

(f) Reduction of Payments for Reimbursement of Signing Bonus. The Executive acknowledges and agrees that in the event the conditions set for reimbursement of the Signing Bonus by the Executive in Section 4.1(b) have been met, the Company shall have the right to reduce any amount due and payable by the Company to the Executive pursuant to this Section 6.4 up to the full amount of any unreimbursed Signing Bonus and that the Company’s obligations under this Section 6.4 shall have been deemed fully satisfied to the extent of any reduction in the amount of any unreimbursed Signing Bonus.

6.5 Executive Release. It shall be a condition precedent to the delivery to the Executive by the Company of any payment or benefit under Section 6.4(b), Section 6.4(d) or Section 6.4(e) or the application of any amount due under Section 6.4(b), Section 6.4(d) or Section 6.4(e) to reduce the Executive’s repayment obligation pursuant to Section 4.1(b), the Company’s receipt of: (i) a copy of the Executive Release attached hereto as Exhibit C duly executed by the Executive and (ii) a copy of the letter in the form attached hereto as Exhibit D (the “Release Confirmation Letter”), duly executed by the Executive; provided that the delivery of the Executive Release and the Release Confirmation Letter must have occurred no later than 45 calendar days after the Date of Separation from Service and the Release Confirmation Letter may not be returned sooner than the eighth day after the execution of the Executive Release. The Executive understands and agrees that the Executive would not receive the monies and/or benefits specified under Section 6.4(b), Section 6.4(d) or Section 6.4(e), except for the Executive’s execution of the Executive Release and fulfillment of the promises contained herein and therein that pertain to the Executive. The Executive further understands that even if the Executive does not sign the Executive Release, the Company will pay the Executive the Base Salary and any accrued but unused vacation benefits that the Executive has earned through the

Date of Separation from Service. The Executive will also be offered applicable benefits to which the Executive is eligible pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, subject to the provisions of the American Recovery and Reinvestment Act of 2009. The Executive retains all vested benefits that the Executive has accrued under the Company’s retirement plans, the Plans and Long-Term Incentive Awards. In addition, the Executive agrees that, to the extent applicable, a portion of the payments made by the Company to the Executive under Section 6.4(b), Section 6.4(d) or Section 6.4(e) shall be deemed severance pay in lieu of any notice required under applicable law and that the Company shall have no other liability to the Executive thereunder.

6.6 Amendment of Long-Term Incentive Awards. In the event that the Executive is eligible for the continued vesting of any Long-Term Incentive Awards after the Date of Separation from Service, it shall be a condition precedent to the delivery to the Executive by the Company of any payment or benefit under Section 6.4(d) that the Executive executes and delivers to the Company an amendment to each such Long-Term Incentive Agreement, which amendment shall be reasonably satisfactory to the Company, providing for the lapse of 50% of each future individual tranche of vesting securities or cash scheduled to vest after the Date of Separation from Service under each such Long-Term Incentive Agreement.

6.7 Resignations. The resignation by the Executive from all director and officer positions held by the Executive with the Company and any subsidiary or affiliate of the Company shall be a condition precedent to the delivery to the Executive by the Company of any payment or benefit under Section 6.4 (other than in connection with a separation of the Executive’s service with the Company as a result of the Executive’s death).

6.8 Compliance with Restrictive Covenants. The Executive’s continued compliance with the restrictive covenants set forth in Sections 5.2, 5.3, 5.4 and 5.5 shall be a condition precedent to the receipt by the Executive of the payments and benefits set forth in Sections 6.4(b), 6.4(d) and 6.4(e) on or after the Date of Separation from Service and, in the event the Executive breaches one or more of the covenants set forth in Sections 5.2, 5.3, 5.4 or 5.5, the Company shall be entitled to recover from the Executive the value of any payment or benefit made or provided by the Company to the Executive pursuant to the above-referenced Sections of this Agreement on and after the first date of such breach.

6.9 Section 280G Treatment.

(a) In the event that any payment or benefit received or to be received by the Executive (including any payment or benefit received in connection with a Change in Control or the severance of the Executive's service with the Company, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits being hereinafter referred to as the "Total Payments") would be subject (in whole or part), to any excise tax imposed under Section 4999 of the Code (the "Excise Tax"), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the cash payments under Section 6.4 shall first be reduced, and the non-cash payments under Section 6.4 shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax.

(b) For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have waived at such time and in such manner as not to constitute a "payment" within the meaning of Section 280G(b) of the Code shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which, in the opinion of tax counsel ("Tax Counsel") reasonably acceptable to the Executive and selected by the accounting firm (the "Auditor") which was, immediately prior to the Change in Control, the Company's independent auditor, does not constitute a "parachute payment" within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the Base Amount allocable to such reasonable compensation, and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

6.10 Long-Term Incentive Awards. The Executive’s rights with respect to the Executive’s Long-Term Incentive Awards upon any separation from service with the Company shall be governed exclusively by the terms and conditions of the award agreements executed by the Executive in connection with such Long-Term Incentive Awards and, to the extent applicable, the Plans.

6.11 Other Compensation and Benefits. Except as specified in Section 6.4 and any vested benefits that the Executive has accrued under the Company’s retirement plans, Plans or Long-Term Incentive Awards, the Executive shall not be entitled to any compensation, benefits or other payments or distributions, and references in the Executive Release to the release of claims against the Company shall be deemed to also include reference to the release of claims against all compensation and benefit plans and arrangements established or maintained by the Company and its subsidiaries and affiliates.

6.12 Obligations of the Executive. The Executive shall have no obligations to the Company under this Agreement after the Date of Separation from Service, other than as provided in Section 6.13, and except and to the extent Sections 5.2, 5.3, 5.4 or 5.5 shall apply.

6.13 Post-Separation from Service Cooperation. Following any separation of the Executive’s service with the Company for any reason, the Executive shall reasonably cooperate with the Company to assist with existing or future investigations, proceedings, litigations or examinations involving the Company or any of its divisions, subsidiaries or affiliates. For each business day, or part thereof, that the Executive provides assistance as contemplated under this Section 6.13, the Company shall pay the Executive an amount equal to (i) the Executive’s annual Base Salary as in effect on the Date of Separation from Service, divided by (ii) 200. In addition, upon presentment of satisfactory written documentation, the Company will reimburse the Executive for reasonable out-of-pocket travel, lodging and other incidental expenses the Executive incurs in providing such assistance. If requested by the Company, the Executive shall make reasonable good faith efforts to travel to such locations as the Company may reasonably request.
ARTICLE VII.

Miscellaneous

7.1 Life Insurance. The Executive agrees that the Company or any of its divisions, subsidiaries or affiliates may apply for and secure and own insurance on the Executive’s life (in amounts determined by the Company) for the benefit of the Company. The Executive agrees to cooperate fully in the application for and securing of such insurance, including the submission by the Executive to such physical and other examinations, and the answering of such questions and furnishing of such information by the Executive, as may be required by the carrier(s) of such insurance. Notwithstanding anything to the contrary contained herein, neither the Company nor any of its divisions, subsidiaries or affiliates shall be required to obtain any insurance for or on behalf of the Executive.

7.2 Benefit of Agreement; Assignment; Beneficiary. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, including, without limitation, any corporation or person which may acquire all or substantially all of the Company’s assets or business, or with or into which the Company may be consolidated or merged. This Agreement shall also inure to the benefit of, and be enforceable by, the Executive and the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees. The Company shall require any successor (whether direct or indirect, by operation of law, purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

7.3 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when (a) delivered personally or by overnight courier to the following address of the other party hereto (or such other address for such party as shall be specified by notice given pursuant to this Section 7.3) or (b) sent by facsimile to the following facsimile number of the other party hereto (or such other facsimile number for such party as shall be specified by notice given pursuant to this Section 7.3), with the confirmatory copy delivered by overnight courier to the address of such party pursuant to this Section 7.3:

If to the Company, to:
Endurance Services Limited
4 Manhattanville Road, 3rd Floor
Purchase, NY 10577
Attention: General Counsel
Facsimile: (914) 997-0331
If to the Executive, to the residence address or residence facsimile number of the Executive set forth in the records of the Company.

7.4 Entire Agreement: This Agreement contains the entire agreement of the parties hereto with respect to the terms and conditions of the Executive’s employment and supersedes any and all prior agreements and understandings, whether written or oral, between the parties hereto with respect to the Executive’s employment with the Company and the Executive’s compensation due for services rendered hereunder.

7.5 Amendment and Waiver. This Agreement may not be changed or modified except by an instrument in writing signed by both of the parties hereto. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a consent to or waiver of any subsequent breach hereof.

7.6 Headings. The Article and Section headings herein are for convenience of reference only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

7.7 Arbitration. Except as otherwise set forth in Section 5.6 hereof, any dispute or controversy between the Company and the Executive, whether arising out of or relating to this Agreement, the breach of this Agreement, or otherwise, shall be settled by arbitration in New York, New York administered in accordance with the rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. However, either party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Company and the Executive. The Executive shall have no right to enforce any of the Executive’s rights hereunder by seeking or obtaining injunctive or other equitable relief and acknowledges that damages are an adequate remedy for any breach by the Company of this Agreement.

7.8 Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of New York, without regard to principles of conflict of laws.

7.9 No Mitigation; No Offset. The Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking (and, without limiting the generality of this sentence, no payment otherwise required under this Agreement shall be reduced on account of) other employment or otherwise, and payments under this Agreement shall not be subject to offset in respect of any claims which the Company may have against the Executive.

7.10 Attorneys’ Fees. Each party to this Agreement will bear its own expenses in connection with any dispute or legal proceeding between the parties arising out of the subject matter of this Agreement, including any proceeding to enforce any right or provision under this Agreement.

7.11 Compliance with Section 409A. This Agreement is intended to comply with Section 409A of the Code and shall be construed and interpreted in accordance with such intent. If as of the Date of Separation from Service the Executive is a "specified employee," as defined in Section 409A of Code, to the extent required by Section 409A of the Code, the payments and benefits specified in Section 6.4 shall not be paid or commence until the later of (a) the payment or commencement date otherwise set forth in Section 6.4 or (b) a date which is six months after the Date of Separation from Service. Furthermore, if the Executive is affected by the six (6) month delay in payment imposed by Section 409A of the Code and this Section 7.11, the aggregate amount of the first six months of any installment payments under Section 6.4 shall be paid at the beginning of the seventh month following the Date of Separation from Service and monthly installment payments shall continue thereafter as specified in Section 6.4. To the extent that the delivery of any cash or benefits to the Executive under this Agreement, or the payment, settlement or deferral thereof, is otherwise subject to Section 409A of the Code, such cash or benefits shall be paid, settled or deferred in a manner that will comply with Section 409A of the Code, including regulations or other guidance issued with respect thereto, except as otherwise agreed in writing by the Company and the Executive.

7.12 Termination; Survivorship. This Agreement shall terminate upon the Executive’s separation from service with the Company, except that the respective rights and obligations of the parties under this Agreement as set forth herein shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

7.13 Severability. Other than Article V, to which Section 5.7 shall apply, whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement or the validity, legality or enforceability of such provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

7.14 Other Agreements. The Executive represents and warrants to the Company that to the best of the Executive’s knowledge, neither the execution and delivery of this Agreement nor the performance of the Executive’s duties hereunder violates or will violate the provisions of any other agreement to which the Executive is a party or by which the Executive is bound.

7.15 Subsidiaries, etc.

(a) Company Obligations. The obligations of the Company under this Agreement may be satisfied by any subsidiary or affiliate of the Company for which the Executive serves as an employee under this Agreement, to the extent such obligations relate to the Executive’s employment by such subsidiary or affiliate.

(b) Company Rights The rights of the Company under this Agreement may be enforced by any Subsidiary or affiliate of the Company for which the Executive serves as an employee under this Agreement, to the extent such rights relate to the Executive’s employment by such subsidiary or affiliate.

7.16 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

ENDURANCE SERVICES LIMITED

By:    /s/ John V. Del Col
Name:    John V. Del Col
Title:    Director

    /s/ Brian W. Goshen
Brian W. Goshen